Exhibit 10.1
MALIBU BOATS, INC.
DIRECTORS’ COMPENSATION POLICY
(As Amended August 25, 2021)
Directors of Malibu Boats, Inc., a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“Outside Directors”) are entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. The Board has the right to amend this policy from time to time.

Cash Compensation
Annual Retainer	$65,000
Board Chairperson Retainer	$40,000
Additional Committee Chair Retainers
Audit Committee Chair	$20,000
Compensation Committee Chair	$15,000
Nominating and Governance Committee Chair	$10,000
Additional Non-Chair Committee Member Retainers
Audit Committee Member	$5,000
Compensation Committee Member	$5,000
Nominating and Governance Committee Member	$2,000
Equity Compensation
Annual Equity Award	$110,000

Cash Compensation
Each Outside Director will be entitled to an annual cash retainer while serving on the Board in the amount set forth above (the “Annual Retainer”). An Outside Director who serves as the Chairperson of the Board or the Chair of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee of the Board will be entitled to an additional annual cash retainer while serving in that position in the applicable amount set forth above (an “Additional Board and Committee Chair Retainer”). An Outside Director who serves as a member of the Audit Committee, the Compensation Committee or the Nominating and Governance Committee of the Board and is not the Chair of such committee will be entitled to an additional annual cash retainer while serving in that position in the applicable amount set forth above (together with Additional Board and Committee Chair Retainers, the “Additional Board and Committee Retainers”).
The amounts of the Annual Retainer and Additional Board and Committee Retainers reflected above are expressed as annualized amounts. These retainers will be paid on a quarterly basis, at the end of each quarter in arrears, and will be pro-rated if an Outside Director serves (or serves in the corresponding position, as the case may be) for only a portion of the quarter (with the proration based on the number of calendar days in the quarter that the director served as an Outside Director or held the particular position, as the case may be, divided by 365). The Annual Retainer and Additional Board and Committee Retainers set forth above are effective beginning with the quarter ending September 30, 2021.
Equity Awards
Annual Equity Awards for Continuing Board Members
On the date of each annual meeting of the Company’s stockholders, each Outside Director then in office following the meeting will automatically be granted an annual equity award consisting of either fully vested shares of the Company’s common stock or fully vested stock units payable on a deferred basis, as determined in accordance with each Outside Director’s election made in accordance with the Company’s Outside Director Stock-For-Fees Program below (and if no such election is made, the Outside Director’s award will consist of fully vested shares of the Company’s common stock). The number of shares of common stock or stock units granted as each Outside Director’s annual equity award shall be determined by dividing (1) the Annual Equity Award grant value set forth above by (2) the per-share closing price of the Company’s common stock on the date of such annual meeting, with the result rounded down to the nearest whole share. In the event that more than one annual meeting of the Company’s stockholders occurs during a given fiscal year, annual equity awards will be made only in connection with the first such meeting to occur in that year. The annual equity awards set forth above will become effective beginning on the date of the 2021 annual meeting of the Company’s stockholders.
For each new Outside Director appointed or elected to the Board other than on the date of an annual meeting of the Company’s stockholders, on the date that the new Outside Director first becomes a member of the Board, the new Outside Director will automatically be entitled to a pro-rata portion of the annual equity award (a “Pro-Rata

Annual Award”) determined by dividing (1) a pro-rata portion of the Annual Equity Award grant value set forth above by (2) the per-share closing price of the Company’s common stock on the date the new Outside Director first became a member of the Board. The pro-rata portion of the Annual Equity Award grant value for purposes of a Pro-Rata Annual Award will equal the Annual Equity Award grant value set forth above multiplied by a fraction (not greater than one), the numerator of which is 12 minus the number of whole months that as of the particular grant date had elapsed since the Company’s last annual meeting of stockholders at which annual equity awards were granted by the Company to Outside Directors, and the denominator of which is 12, with the result to be rounded down to the nearest whole share. Each Pro-Rata Annual Award will be fully vested on the grant date, and will consist of either fully vested shares of the Company’s common stock or fully vested stock units payable on a deferred basis, as determined in accordance with each Outside Director’s election made in accordance with the Company’s Outside Director Stock-For-Fees Program below (and if no such election is made, the Outside Director’s Pro-Rata Annual Award will consist of fully vested shares of the Company’s common stock).
Provisions Applicable to All Outside Director Equity Awards
Each equity award will be made under and subject to the terms and conditions of the Company’s Long-Term Incentive Plan (the “Plan”) or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant.
Expense Reimbursement
All Outside Directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business.
Elective Grants of Equity Awards
The Company has established the following Outside Director Stock-For-Fees Program (the “Program”) effective as of February 6, 2014 (the first business day following the date of the closing of the Company’s initial public offering). Pursuant to the Program, Outside Directors may elect that their Annual Retainer and Additional Board and Committee Retainers be converted into either (1) shares of the Company’s common stock or (2) rights to receive an award of stock units under the Plan that will be paid on a deferred basis. Pursuant to the Program, Outside Directors may also elect to receive any annual equity award described above in stock units under the Plan that will be paid on a deferred basis.
The Program is an Appendix to the Plan, and any shares of common stock issued under the Program under the Plan shall be charged against the applicable share limits of the Plan. Except as otherwise expressly provided herein, the provisions of the Plan shall govern all stock units credited and shares issued pursuant to the Program.
An Outside Director may elect to exchange the right to receive payment of all or a portion of his or her Annual Retainer and Additional Board and Committee Retainers payable with respect to a particular calendar year for the right to receive either a grant of (1) shares of common stock or (2) stock units under the Program in lieu of such retainers (or portion thereof, as applicable). An Outside Director may also elect to receive all or a portion of his or her annual equity award described above in stock units under the Plan that will be paid on a deferred basis pursuant to the terms of the Program. Such election shall be made by completing the election form as the Board may prescribe from time to time (an “ Election Form “), and filing such completed form with the Company by the deadline determined below. Once an Election Form is validly filed with the Company, it shall automatically continue in effect for future calendar years unless the Outside Director changes or revokes his or her Election Form prior to the beginning of any such future calendar years.
With respect to any calendar year, except as otherwise provided below for new directors, an Outside Director may file an Election Form with the Company on or before December 31 immediately preceding the start of such calendar year or any earlier deadline that may be established with respect to the particular year. Such Election Form shall become irrevocable as of such December 31 and shall be effective with respect to the Annual Retainer and Additional Board and Committee Retainers for the calendar year commencing on the January 1 that next follows such December 31.
Notwithstanding anything to the contrary in the Program, to the extent permissible under Section 409A of the Code, any individual who first becomes an Outside Director after the date hereof and during the first three (3) quarters of a particular calendar year may file an Election Form with the Company no later than thirty (30) days after such individual first becomes an Outside Director. Such Election Form shall be irrevocable and shall be effective with respect to the director’s Annual Retainer and Additional Board and Committee Retainers paid for services rendered during the calendar year in which the Election Form is filed for any quarter in such calendar year that commences after such Election Form is filed with the Company. Such Election Form may also defer payment of the portion of the Outside Director’s annual equity award attributable to services performed after the date the Election Form is filed.
The Annual Retainer and Additional Board and Committee Retainers are paid by the Company on a quarterly basis. Upon the last business day of each quarter of a calendar year for which an Outside Director has made a valid and timely election to receive either shares of common stock or stock units under the Program in lieu of all or a portion of his or her Annual Retainer and Additional Board and Committee Retainers for that quarter (each, a “Crediting Date”), the Company shall automatically grant the Outside Director a number of shares of common stock or stock units, as applicable, determined by dividing (i) the amount of the Exchanged Retainer, by (ii) the per-share closing price of the Company’s common stock on that Crediting Date, with the result rounded down to the nearest whole share or unit. The “Exchanged Retainer” is that portion of the Outside Director’s Annual Retainer and Additional Board and Committee Retainers that would have otherwise been paid in cash to the Outside Director for his or her service on the Board during that quarter but for his or her election pursuant to the Program. Any fractional amount less than the price of a share of the common stock as of such Crediting Date shall be paid in cash.
Stock units shall be used solely as a device for the determination of the number of shares of common stock eventually to be delivered to an Outside Director upon payment of such stock units. Stock units shall not be treated as property or as a trust fund of any kind. Stock units granted to an Outside Director pursuant to the Program shall be credited to an unfunded bookkeeping account maintained by the Company on behalf of each Outside Director to which the Outside Director’s stock units shall be credited. Not less frequently than annually, the Company shall provide each Outside Director with a current statement of his or her account reflecting all credits of stock units as of such date.
An Outside Director shall have no rights as a stockholder of the Company, no dividend rights (except as expressly provided below with respect to dividend equivalent rights) and no voting rights with respect to stock units credited under the Program and any shares of common stock underlying or issuable in respect of such stock units until such shares are actually issued to and held of record by the Outside Director. No assets have been secured or set aside by the Company with respect to the stock units and, if amounts become payable to an Outside Director pursuant to the Program, the Outside Director’s rights with respect to such amounts shall be no greater than the rights of any general unsecured creditor of the Company.
As of any date that the Company pays an ordinary cash dividend on its Common Stock, the Company shall credit the Outside Director’s account with an additional number of stock units equal to (a) the amount of the ordinary cash dividend paid by the Company on a single share of common stock on that date, multiplied by (b) the number of stock units credited to the Outside Director’s account as of the record date for such ordinary cash dividend (including any stock units previously credited as dividend equivalents and with such total number subject to adjustment pursuant to Section 3.3 of the Plan), divided by (c) the closing price of a share of common stock on that date. No such payment shall be made with respect to any stock units which, as of the record date for such ordinary cash dividend, have been paid pursuant to the payment terms below.
Any stock units credited to an Outside Director’s account under the Program shall be fully vested at all times, and shall be payable in an equivalent number of shares of common stock (either by delivering one or more certificates, registered in the name of the Outside Director, for such shares or by entering such shares in the name of the Outside Director in book-entry form, as determined by the Company in its discretion) upon or as soon as practicable, and in all events within 30 days, following the first to occur of (A) the date of the Outside Director’s Separation from Service or (B) the occurrence of a change in control under the Plan that constitutes a “change in the ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of the Treasury Regulations promulgated under Section 409A of the Code.
As used herein, a “Separation from Service” occurs when an Outside Director dies, retires, or otherwise has a termination of service with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), without regard to the optional alternative definitions available thereunder. Notwithstanding the foregoing, in the event the Outside Director is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of the Outside Director’s Separation from Service, the Outside Director shall not be entitled to payment of any stock units credited under the Program that would otherwise be paid in connection with his or her Separation from Service until the earlier of (A) the date which is six (6) months after his or her Separation from Service with the Company for any reason other than death, or (ii) the date of the Outside Director’s death (and, in either case, payment will be made within thirty (30) days following that event); provided that this six-month delay shall apply only to the extent such delay in payment is required to comply with, and avoid the imputation of any tax, penalty or interest under, Section 409A of the Code.
Shares issued under the Program and stock units credited under the Program shall be subject to the terms of the Plan. Shares of common stock issued with respect to the Program may be issued under the Plan or may be issued under any other authority of the Company. Notwithstanding the foregoing provisions, in the event that the Company is not able to issue shares of Common Stock in payment of any stock units credited under the Program, such stock units shall be settled by payment in cash equal to the applicable number of stock units not eligible to be paid in shares, multiplied by the fair market value of a share of common stock on the date the stock units are paid.
Notwithstanding anything contained in the Program or in the Plan to the contrary, prior to the time the stock units are paid, neither the stock units nor any interest therein or amount payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily, other than by will or the laws of descent and distribution. The Program, including any Election Forms filed hereunder, shall be construed and interpreted to comply with Section 409A of the Code.